Exhibit 99.1

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In millions)

Year-End 2010
ASSETS
Current Assets
Cash and cash equivalents	$28
Trade receivables, net of allowance for doubtful accounts of $16 million	471
Inventories:
Work in process and finished goods	90
Raw materials	253
Supplies and other	142

Total inventories	485
Deferred tax asset	108
Income taxes receivable	—
Prepaid expenses and other	44

Total current assets	1,136
Property and Equipment
Land and buildings	684
Machinery and equipment	3,640
Construction in progress	74
Less allowances for depreciation	(2,771)

Total property and equipment	1,627
Financial Assets of Special Purpose Entities	2,475
Goodwill	394
Other Assets	277

TOTAL ASSETS	$5,909

LIABILITIES
Current Liabilities
Accounts payable	$219
Accrued employee compensation and benefits	109
Accrued interest	17
Accrued property taxes	13
Other accrued expenses	134
Current portion of long-term debt	—
Current portion of pension and postretirement benefits	16

Total current liabilities	508
Long-Term Debt	718
Nonrecourse Financial Liabilities of Special Purpose Entities	2,140
Deferred Tax Liability	700
Liability for Pension Benefits	308
Liability for Postretirement Benefits	110
Other Long-Term Liabilities	404

TOTAL LIABILITIES	4,888

SHAREHOLDERS’ EQUITY
Temple-Inland Inc. Shareholders’ Equity
Preferred stock — par value $1 per share: authorized 25,000,000 shares; none issued	—
Common stock — par value $1 per share: authorized 200,000,000 shares; issued 123,605,344 shares, including shares held in the treasury	124
Additional paid-in capital	426
Accumulated other comprehensive loss	(257)
Retained earnings	1,220
Cost of shares held in the treasury: 15,654,157 shares	(584)

Total Temple-Inland Inc. shareholders’ equity	929
Noncontrolling Interest of Special Purpose Entities	92

TOTAL SHAREHOLDERS’ EQUITY	1,021

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,909

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(In millions except per share)

For the Year 2010

NET REVENUES	$3,799

COSTS AND EXPENSES
Cost of sales	(3,313)
Selling	(110)
General and administrative	(163)
Other operating income (expense)	(18)

(3,604)

OPERATING INCOME	195
Other non-operating income (expense)	(1)
Interest income on financial assets of special purpose entities	5
Interest expense on nonrecourse financial liabilities of special purpose entities	(20)
Interest expense on debt	(51)

INCOME BEFORE TAXES	128
Income tax benefit	40

NET INCOME	168
Net (income) loss attributable to noncontrolling interest of special purpose entities	—

NET INCOME ATTRIBUTABLE TO TEMPLE-INLAND INC	$168

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	107.9
Diluted	109.5

EARNINGS PER SHARE
Basic	$1.55

Diluted	$1.52

DIVIDENDS PER SHARE	$0.44

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

For the Year 2010
CASH PROVIDED BY (USED FOR) OPERATIONS
Net income	$168
Adjustments:
Depreciation and amortization	193
Impairments	14
Loss related to purchase and retirement of long-term debt	1
Non-cash share-based and long-term incentive compensation	33
Cash payment for share-based awards settled	(18)
Non-cash pension and postretirement expense	69
Cash contribution to pension and postretirement plans	(50)
Deferred income taxes	(41)
Earnings of joint ventures	(3)
Dividends from joint ventures	7
Other	(39)
Changes in:
Receivables	(57)
Inventories	(71)
Accounts payable and accrued expenses	35
Prepaid expenses and other	19

260

CASH PROVIDED BY (USED FOR) INVESTING
Capital expenditures	(233)
Sale of non-strategic assets and operations and proceeds from sale of property and equipment	3
Investment in joint ventures	(2)
Other	10

(222)

CASH PROVIDED BY (USED FOR) FINANCING
Payments of debt	(17)
Borrowings under accounts receivable securitization facility, net	23
Changes in book overdrafts	(4)
Fees, related to special purpose entities and other debt	(10)
Cash dividends paid to shareholders	(47)
Exercise of stock options s	6
Tax benefit on share-based compensation	2

(47)

Effect of exchange rate changes on cash and cash equivalents	1

Net decrease in cash and cash equivalents	(8)
Cash and cash equivalents at beginning of year	36

Cash and cash equivalents at year-end	$28

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In millions)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total
Balance at year-end 2009	$124	$433	$(256)	$1,099	$(606)	$92	$886
Comprehensive income, net of tax:
Net income	—	—	—	168	—	—	168
Defined benefit plans	—	—	(5)	—	—	—	(5)
Foreign currency translation adjustment	—	—	4	—	—	—	4

Comprehensive income for the year 2010							167

Dividends paid on common stock — $0.44 per share	—	—	—	(47)	—	—	(47)
Share-based compensation, net of distributions — 19,172 net shares	—	7	—	—	—	—	7
Exercise of stock options — 555,587 net shares	—	(16)	—	—	22	—	6
Tax benefit from exercise of stock options	—	2	—	—	—	—	2

Balance at year-end 2010	$124	$426	$(257)	$1,220	$(584)	$92	$1,021

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements include the accounts of Temple-Inland Inc., its subsidiaries and special purpose and variable interest entities of which we are the primary beneficiary. We account for our investment in other ventures under the equity method.

We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. We eliminate all material intercompany accounts and transactions.

Our fiscal year ends on the Saturday closest to December 31, which from time to time means that a fiscal year will include 53 weeks instead of 52 weeks. Fiscal year 2010 had 52 weeks, and ended January 1, 2011.

We translate the balance sheets of our international operations where the functional currency is other than the U.S. dollar into U.S. dollars at year-end exchange rates. We include adjustments resulting from financial statement translation in other comprehensive income.

Allowance for Doubtful Accounts

We estimate future probable losses of our current trade receivables and establish an allowance for doubtful accounts based on our historical experience and any specific customer collection issues identified during our evaluation.

Activity in our allowance for doubtful accounts is as follows:

For the Year 2010
(In millions)
Balance at beginning of year	$14
Provision for doubtful accounts, included in selling expense	4
Accounts charged-off, net of recoveries	(2)

Balance at year-end	$16

Asset Retirement and Environmental Obligations

We recognize legal obligations associated with the retirement of long-lived assets when the obligation is incurred. We record the estimated present value of the retirement obligation and increase the carrying value of the long-lived asset by a like amount. Over time, we accrete or increase the liability to its settlement value and we depreciate or decrease the asset to zero. When we settle the obligation we recognize a gain or loss for any difference between the settlement amount and the then recorded obligation.

Our asset retirement obligations consist principally of costs to remediate landfills we operate.

Many of our manufacturing facilities contain asbestos and lead paint. We are currently not required to remove any of these materials, but we could be required to do so in the future if we were to demolish or undertake major renovations of these facilities. At this time we have no such plan, which makes it impractical to estimate the fair value of any related asset retirement obligations. Accordingly, a liability has not been recognized for these asset retirement obligations.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, we record environmental remediation liabilities on an undiscounted basis when environmental assessments or remediation are probable and we can reasonably estimate the cost.

We review our estimates when new information is obtained or circumstances change and make appropriate adjustments to our obligations, when necessary.

Cash and Cash Equivalents

Cash and cash equivalents include cash and other short-term instruments with original maturities of three months or less.

Derivatives

We use, from time to time and then only to a limited degree, derivative instruments to mitigate our exposure to risks associated with changes in interest rates, product pricing and manufacturing costs. We do not enter into derivatives for trading purposes. We have no significant derivative instruments outstanding at year-end 2010.

Derivative financial instruments are designated and documented as hedges at the inception of the contract and on an ongoing basis. We assess and measure the effectiveness of derivative instruments, using correlation ratios, at inception and on an ongoing basis. If a derivative instrument ceases to be highly effective as a hedge or if the derivative instrument is terminated or settled prior to the expected maturity or realization of the underlying item, we stop using hedge accounting.

Fair Value Measurements

Financial instruments for which we did not elect the fair value option include cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities, long-term debt, and financial assets and nonrecourse financial liabilities of special purpose entities. With the exception of long-term debt, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates.

Goodwill and Other Intangible Assets

We do not amortize goodwill and other indefinite lived intangible assets. Instead, we measure these assets for impairment based on estimated fair values annually as of the beginning of the fourth quarter of each year and at other times if events or circumstances indicate that impairment might exist. Since the annual impairment testing for 2010, there were no changes in the composition of our reporting units or in our operations to indicate that it was likely that there had been any significant deterioration in the estimated fair value of our reporting units. Therefore, we did not test goodwill for impairment at year-end 2010.

We measure goodwill for impairment at the segment level for corrugated packaging and at the reporting unit level for building products. To estimate fair value we use discounted cash flow models, which require us to estimate the amount and timing of future cash flows. Other key assumptions include product pricing, raw material costs and discount rate, which are based on a weighted average cost of capital adjusted for market risk premiums.

Intangible assets with finite useful lives are amortized over their estimated lives. We capitalize purchased software costs as well as the direct internal and external costs associated with software we develop for our own use. We amortize these capitalized costs using the straight-line method over estimated useful lives ranging from three to seven years.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Impairment of Long-Lived Assets

We review long-lived assets held for use for impairment when events or circumstances indicate that their carrying value may not be recoverable. Impairment exists if the carrying amount of the long-lived asset is not recoverable from the undiscounted cash flows expected from its use and eventual disposition. We determine the amount of the impairment loss by comparing the carrying value of the long-lived asset to its estimated fair value. In the absence of quoted market prices, we determine estimated fair value generally based on the present value of future probability weighted cash flows expected from the use and eventual disposition of the long-lived asset. We carry assets held for sale at the lower of carrying value or estimated fair value less costs to sell.

Income Taxes

We provide deferred income taxes using current tax rates for temporary differences between the financial accounting carrying value of assets and liabilities and their tax accounting carrying values. We recognize and value income tax exposures for the various taxing jurisdictions where we operate based on tax laws, tax elections, commonly accepted tax positions, and management estimates. We include tax penalties and interest in income tax expense.

Inventories

We carry inventories at the lower of cost or market. We determine cost using the average cost method, which approximates the first-in, first-out method.

We value non-monetary exchanges of similar inventory at carrying value of the inventory given up instead of the fair value of the inventory received. Our corrugated packaging segment enters into these agreements that generally represent the exchange of linerboard we manufacture for corrugating medium manufactured by others. We include these exchanges in cost of sales.

Pension and Postretirement Plans

We recognize the funded status of our pension plans as assets or liabilities in our consolidated financial statements. The funded status is the difference between our projected benefit obligation and fair value of plan assets.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Property and Equipment

We carry property and equipment at cost less accumulated depreciation. We capitalize the cost of significant additions and improvements, and we expense the cost of repairs and maintenance, including planned major maintenance. We capitalize interest costs incurred on major construction projects. We depreciate these assets using the straight-line method over their estimated useful lives as follows:

	Estimated Useful Lives	Carrying Value at Year-End 2010
		(In millions)
Land and land improvements	N/A	$43
Buildings and building improvements	10 to 40 years	283
Machinery and equipment:
Paper machines	5 to 25 years	685
Mill equipment	5 to 25 years	59
Converting equipment	5 to 25 years	443
Other production equipment	5 to 25 years	7
Transportation equipment	3 to 20 years	25
Office and other equipment	2 to 10 years	8
Construction in progress	N/A	74

		$1,627

We include in property and equipment $36 million of assets subject to capital leases. We depreciate these assets and any improvements to leased assets using the straight-line method over the shorter of their lease term or their estimated useful lives. We expense operating leases ratably over the lease term.

Revenue Recognition

We recognize product revenue upon passage of title, which occurs at the time the product is delivered to the customer, the price is fixed and determinable, and we are reasonably sure of collection. Other revenue, which is not significant, is recognized when the service has been performed, the value is determinable, and we are reasonably sure of collection.

We include the amounts billed to customers for shipping in net revenues and the related costs in cost of sales.

We exclude from revenue, amounts we collect from customers that represent sales tax or other taxes that are based on the sale. These amounts are included in other accrued expenses until paid.

Share-Based and Long-term Incentive Compensation

We account for share-based compensation using the Black-Scholes-Merton option-pricing model for stock options and the grant date or period-end fair value of our common stock for all other awards. We generally expense these share-based and long-term incentive awards over the vesting period or earlier based on retirement eligibility criteria.

Special Purpose and Variable Interest Entities

We consolidate special purpose and variable interest entities if we determine that we are the primary beneficiary.

New Accounting Standards Adopted in 2010

Beginning January 2010, we adopted certain amendments to Accounting Standards Codification (ASC) 810, Consolidation, that revised how the primary beneficiary of a variable interest entity is determined and the frequency of assessing the need to consolidate a variable interest entity. Adoption did not have a significant effect on our earnings or financial position.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2 — Goodwill and Other Intangible Assets

Carrying value of goodwill and capitalized software, our other intangible asset, follows:

At Year-End 2010
(In millions)
Goodwill	$394
Capitalized software, included in other assets	8

Amortization expense related to capitalized software included in cost of sales and general and administrative expense was $9 million in 2010.

Amortization expense related to existing capitalized software for each of the next five years is expected to be:

	For the Year
	2011	2012	2013	2014	2015
	(In millions)
Amortization of existing capitalized software	$5	$1	$1	$1	$—

Note 3 — Joint Ventures

Our only significant joint venture investment is Del-Tin Fiber LLC (Del-Tin), a 50 percent owned venture that produces medium density fiberboard in El Dorado, Arkansas. Our joint venture partner is a publicly-held company unrelated to us.

Combined summarized financial information of this joint venture follows:

At Year-End 2010
(In millions)
Current assets	$7
Total assets	80
Current liabilities	3
Long-term debt	29
Equity	48
Our investment in joint ventures:
50 percent share in joint ventures’ equity	$24

For the Year 2010
(In millions)
Net revenues	$72
Operating income	7
Earnings	6
Our equity in earnings	3

We and our joint venture partner contribute to and receive distributions from this venture equally. In 2010, we contributed $2 million and received $7 million.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Our investment in joint ventures is included in other assets, and our equity in earnings is included in other operating income (expense).

We provide marketing services to Del-Tin. Fees for these services were $2 million in 2010.

Note 4 — Long-Term Debt

Long-term debt consists of:

At Year-End 2010
(In millions)
Borrowings under bank credit agreements — average interest rate of 1.75%	$25
Accounts receivable securitization facility — average interest rate of 1.79%	153
7.875% Senior Notes, payable in 2012, net of discounts	180
6.375% Senior Notes, payable in 2016, net of discounts — average interest rate of 6.625%	114
6.625% Senior Notes, payable in 2018, net of discounts — average interest rate of 6.875%	230
Revenue bonds, payable through 2023 — average interest rate of 6.56%	16

718
Less current portion of long-term debt	—

$718

At year-end 2010, we had $710 million in committed credit agreements. In June 2010 we replaced our existing $750 million revolving credit facility, which would have matured in July 2011, with a new credit facility that matures in June 2014. The new credit facility provides for a $600 million unsecured revolving line of credit, which includes a $100 million sublimit for the issuance of letters of credit. The remaining $110 million of our committed credit agreements are bilateral agreements that mature in 2011, of which $85 million have term out provisions that extend the final maturities to 2013. At year-end 2010, our long-term debt included $25 million of borrowings under these committed credit facilities, which must be repaid in August 2011. We have classified these borrowings as long-term debt because of our intent and ability to refinance them on a long-term basis under our existing facilities. At year-end 2010, we had $16 million of letters of credit issued under our new $600 million credit facility. Our unused capacity under these facilities was $669 million at year-end 2010.

At year-end 2010, we had a $250 million accounts receivable securitization facility that expires in 2013. Under this facility, a wholly-owned, bankruptcy-remote subsidiary purchases, on an on-going basis, substantially all our trade receivables. As we need funds, the subsidiary draws under its revolving credit arrangement, pledges the trade receivables as collateral, and remits the proceeds to us. In the event of liquidation of the subsidiary, its creditors would be entitled to satisfy their claims from the subsidiary’s pledged receivables prior to distributions back to us. We include this subsidiary in our consolidated financial statements. At year-end 2010, the subsidiary owned $365 million in net trade receivables against which it had borrowed $153 million. At year-end 2010, the unused capacity under this facility was $97 million. The borrowing base, which is determined by the level of our trade receivables, may be below the maximum committed amount of the facility in periods when the balance of our trade receivables is low. At year-end 2010, the borrowing base was $250 million, the maximum committed amount of the facility.

In 2010, we recognized a loss of $1 million associated with the purchase and retirement of $16 million of our 7.875% Senior Notes due in 2012.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Maturities of our debt during the next five years are:

	For the Year
	2011	2012	2013	2014	2015	Thereafter
	(In millions)
Maturities of debt	$25	$180	$153	$—	$5	$355

We capitalize and deduct from interest expense interest incurred on major construction and information technology projects. There was no capitalized interest on major projects in 2010. Interest paid on long-term debt was $49 million in 2010.

Note 5 — Financial Assets and Nonrecourse Financial Liabilities of Special Purpose Entities

In October 2007, we sold 1.55 million acres of timberland for $2.38 billion. The total consideration consisted almost entirely of notes due in 2027 issued by the buyer of the timberland, which we contributed to two wholly-owned, bankruptcy-remote special purpose entities formed by us. The notes are secured by $2.38 billion of irrevocable letters of credit issued by four banks, which are required to maintain minimum credit ratings on their long-term debt. The letters of credit are secured by the buyer’s long-term deposit with the banks of $2.38 billion of cash and cash equivalents. The notes require quarterly interest payments based on variable interest rates that reset quarterly (0.33 percent at year-end 2010). Average interest rate on these notes receivable was 0.38 percent for 2010. We recognized interest income of $9 million on these notes receivable in 2010. We received interest payments of $9 million on these notes receivable in 2010.

In December 2007, our two wholly-owned special purpose entities borrowed $2.14 billion. The loans are repayable in 2027 and are secured only by the $2.38 billion of notes and the irrevocable letters of credit securing the notes and are nonrecourse to us. The loan agreements provide that if a credit rating of any of the banks issuing the letters of credit is downgraded below the required minimum, the letters of credit issued by that bank must be replaced within 30 days with letters of credit from another qualifying financial institution. The borrowings require quarterly interest payments based on variable interest rates that reset daily (0.92 percent at year-end 2010). Average interest rate on these notes payable was 0.91 percent for 2010. We recognized $20 million of interest expense on these nonrecourse loans in 2010. We paid $20 million of interest on these nonrecourse loans in 2010.

The buyer of the timberland issued the $2.38 billion in notes from its wholly-owned, bankruptcy-remote special purpose entities. The buyer’s special purpose entities held the timberland from the transaction date until November 2008, at which time the timberland was transferred out of the buyer’s special purpose entities. Due to the transfer of the timberland, we evaluated the buyer’s special purpose entities and determined that they were variable interest entities and that we were the primary beneficiary. As a result, in 2008 we began consolidating the buyer’s special purpose entities.

In 2010, we entered into two separate three-year agreements, one with JP Morgan Chase Bank, National Association and one with Crédit Agricole Corporate and Investment Bank whereby each of these banks agrees to issue up to $1.4 billion in irrevocable letters of credit in substitution for letters of credit issued by a bank whose credit ratings get reduced below the required minimums. For each agreement, we paid an upfront fee, which is being amortized over the three-year term of the agreement, and also agreed to pay a quarterly fee on the unused commitment. The aggregate expense related to the amortization of the upfront fees and the quarterly fees for both agreements totaled about $4 million for 2010. Since these agreements protect the value of the $2.38 billion in notes, we recognize their costs as a reduction to Interest income on financial assets of special purpose entities in our consolidated statements of income.

We include the assets and liabilities of these special purpose entities in our consolidated balance sheets under the captions, Financial Assets of Special Purpose Entities and Nonrecourse Financial Liabilities of Special

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Purpose Entities. We include the results of operations of these special purpose entities in our consolidated statements of income under the captions, Interest income on financial assets of special purpose entities and Interest expense on nonrecourse financial liabilities of special purpose entities.

Note 6 — Asset Retirement and Environmental Obligations

Our asset retirement and environmental obligations are:

At Year-End 2010
(In millions)
Asset retirement obligations	$11
Accrued environmental obligations	2

Total asset retirement and environmental obligations	$13

All of our asset retirement and environmental obligations are classified as other long-term liabilities.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations follows:

For the Year 2010
(In millions)
Beginning of year	$9
Accretion expense	1
Revisions in estimated cash flows	1
Liabilities settled	—

Balance at year-end	$11

Note 7 — Capital Stock

In 2006 and 2007, our Board of Directors approved repurchase programs aggregating 11.0 million shares. As of year-end 2010, we had purchased 4.4 million shares under these programs resulting in 6.6 million shares remaining to be purchased. We did not purchase any shares under these programs in 2010.

Note 8 — Accumulated Other Comprehensive Income (Loss)

The components of and changes in accumulated other comprehensive income (loss) were:

	For the Year 2010
	Defined Benefit Plans	Foreign Currency Translation Adjustment	Total
	(In millions)
Balance at beginning of year	$(223)	$(33)	$(256)

Changes during the year	(9)	6	(3)
Deferred taxes on changes	4	(2)	2

Net change	(5)	4	(1)

Balance at year-end	$(228)	$(29)	$(257)

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 9 — Pension and Postretirement Plans

Pension and postretirement plans expense consists of:

For the Year 2010
(In millions)
401(k) plan match	$18
Defined benefit, excluding expense related to payments of lump-sum benefits from our supplemental defined benefit plan	59
Postretirement medical	6

$83

Our 401(k) plans cover substantially all employees and are fully funded.

Our defined benefit plan covers substantially all employees. Salaried and nonunion hourly employee benefits are based on compensation and years of service, while union hourly plans are based on negotiated benefits and years of service. Our policy is to fund our qualified defined benefit plan on an actuarial basis to accumulate assets sufficient to meet the benefits to be paid in accordance with ERISA requirements. However, from time to time we have made voluntary, discretionary contributions. Our supplemental defined benefit plan is unfunded.

Our postretirement medical plan provides medical benefits to eligible salaried and hourly employees who begin drawing retirement benefits immediately after termination of employment. Our postretirement plan provides for medical coverage, including a prescription drug subsidy, for certain participants. We fund postretirement plan benefits as paid. The estimated future postretirement plan liability is unfunded.

Additional information about our defined benefit and postretirement medical plans follows.

Obligations and Funded Status

A summary of the changes in the benefit obligation, plan assets, and funded status follows:

	For the Year 2010
	Defined Benefits			Postretirement
	Qualified	Supplemental	Total	Benefits
	(In millions)
Benefit obligation at beginning of year	$(1,432)	$(35)	$(1,467)	$(116)
Service cost	(24)	(1)	(25)	(1)
Interest cost	(81)	(2)	(83)	(6)
Actuarial gain (loss)	(100)	(4)	(104)	(8)
Benefits paid by the plan	78	—	78	12
Lump-sum settlements	—	10	10	—
Medicare subsidies	—	—	—	(1)
Participant contributions	—	—	—	(1)
Benefit obligation at year-end	(1,559)	(32)	(1,591)	(121)

Fair value of plan assets at beginning of year	1,176	—	1,176	—
Actual return	150	—	150	—
Benefits paid by the plan	(78)	—	(78)	(12)
Lump-sum settlements	—	(10)	(10)	—
Medicare subsidies	—	—	—	1
Contributions we made	30	10	40	10
Participant contributions	—	—	—	1

Fair value of plan assets at year-end	1,278	—	1,278	—

Funded status at year-end	$(281)	$(32)	$(313)	$(121)

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assets and (liabilities) included in the consolidated balance sheet and reconciliation to funded status follows:

	At Year-End 2010
	Defined Benefits	Postretirement Benefits
	(In millions)
Liability/funded status	$(313)	$(121)
Accumulated other comprehensive loss:
Unrecognized net loss	$344	$11
Unrecognized prior service cost (credit)	22	(1)

Total accumulated other comprehensive loss	$366	$10

Plan Assets

Our defined benefit investment strategies have been developed as part of a comprehensive asset/liability management process that considers the interaction between assets and liabilities of the plan. These strategies consider not only the expected risk and returns on plan assets, but also the detailed actuarial projections of liabilities as well as plan-level objectives such as projected contributions, expense, and funded status.

Our asset allocation strategy matches the duration of about 80 percent of our pension assets to our pension liabilities and also matches the overall credit quality of the pension assets to the implied credit quality of the yield curve used to discount our liabilities. This matched approach reduces the volatility of our defined benefit expense and our funding requirements. The remaining plan assets are targeted to be invested in assets that provide market exposure to mitigate the effects of inflation, mortality and actuarial risks. The defined benefit plan weighted-average asset allocations and the range of target allocations follow:

	Range of Target Allocations	Percentage of Plan Assets at Year-End 2010
Asset category:
Debt securities	78-88%	80%
Equity securities	10-15%	14
Real estate	0-7%	6

		100%

Equity securities include 591,896 shares of Temple-Inland common stock totaling $13 million or 1.0 percent of total plan assets at year-end 2010.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair value of our qualified defined benefit plan assets for each valuation hierarchy (See Note 16) is as follows:

	At Year-End 2010
	(In millions)
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$—	$9	$—	$9
Debt securities:
Corporate bonds	—	475	—	475
Government securities	—	483	—	483
Mortgage-backed securities	—	3	—	3
Other fixed income	—	56	—	56
Equity securities	16	150	—	166
Private equity	—	—	7	7
Real estate	—	—	77	77

Fair value of qualified defined benefit plan assets	$16	$1,176	$84	1,276

Adjustment for receivables and payables, net				2

				$1,278

Level 3 defined benefit plan assets principally consists of real estate partnership and private equity investments, which are not readily marketable and are valued by the general partners. A summary of changes in the fair value of our Level 3 assets follows:

For the Year 2010
(In millions)
Fair value beginning of year	$41
Unrealized gains	30
Purchases, sales issuances, and settlements (net)	13

Fair value at year-end	$84

Accumulated Benefit Obligation

The accumulated benefit obligation of our defined benefit plan represents the present value of benefits earned without regard to projected future compensation increases. Our defined benefit plans have an accumulated benefit obligation in excess of plan assets as follows:

At Year-End 2010
(In millions)
Projected benefit obligation	$(1,591)

Accumulated benefit obligation	$(1,531)
Fair value of plan assets	1,278

Excess of accumulated benefit obligation over fair value of plan assets	$(253)

Excess of accumulated benefit obligation over fair value of plan assets consists of:
Qualified plan	$(222)
Supplemental plan	(31)

$(253)

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Components of Net Periodic Benefit Expense and Other Amounts Recognized in Other Comprehensive Income

	For the Year 2010
	Defined Benefits	Postretirement Benefits
	(In millions)
Net periodic benefit expense:
Service costs — benefits earned during the year	$25	$1
Interest cost on benefit obligation	83	6
Expected return on plan assets	(75)	—
Amortization of prior service costs	5	(1)
Amortization of actuarial net loss	21	—

Total net periodic benefit expense	59	6
Amounts recognized in other comprehensive income, pre-tax	(1)	10

Total recognized in net periodic benefit expense and other comprehensive income, pre-tax	$58	$16

In addition, we recognized expense of $4 million in 2010 related to payments of lump-sum benefits from our supplemental defined benefit plan.

Assumptions

The assumptions we used to determine our defined benefit and postretirement obligations were:

	At Year-End 2010
	Defined Benefits	Postretirement Benefits
Discount rate	5.28%	4.78%
Expected rate of return on plan assets	6.00%	—
Rate of compensation increase	3.10%	—

The assumptions we used to determine our annual net periodic benefit expense were:

	For the Year 2010
	Defined Benefits	Postretirement Benefits
Discount rate	5.79%	5.37%
Expected rate of return on plan assets	6.50%	—
Rate of compensation increase	3.20%	—

The discount rate we use to determine the present value of the benefit obligation is the Citigroup Pension Discount Curve. We believe the use of the Citigroup Pension Discount Curve reasonably reflects changes in the present value of our defined benefit plan obligation because each year’s cash flow is discretely discounted at a rate at which it could effectively be settled.

The expected long-term rate of return on plan assets is an assumption we make reflecting the anticipated weighted average rate of earnings on the plan assets over the long-term. In selecting that rate particular consideration is given to our asset allocation. For the plan assets invested in debt securities, we used the AA credit risk profile of the discount rate plus a 25 basis point yield premium to reflect the single A credit risk profile of our debt securities. For the remaining plan assets, we used target-weighted returns generated from current asset models. We add a ten basis point active management premium to the total rate of return because the real estate and matched portfolios are actively managed. Our actual return on plan assets was 12.5 percent in 2010.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We use the 1994 Group Annuity Mortality Tables to determine our benefit obligation and annual defined benefit expense.

The assumed health care cost trend rates we used to determine the expense of the postretirement benefit plan were:

For the Year 2010

Health care trend rate assumed for the next year	9.0%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.5%
Year that the rate reaches the ultimate trend rate	2017

These assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. For example, a one-percentage-point change in assumed health care cost trend rates would have the following effect:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(In millions)
Increase (decrease) in:
Total service and interest cost components	$1	$(1)
Accumulated postretirement benefit obligation	10	(9)

Cash Flows

Due to credit balances we have accumulated from our voluntary, discretionary contributions in prior years, we anticipate having no funding requirements under ERISA in 2011. Benefits earned under the supplemental defined benefit plan are paid upon retirement or when the employee terminates. Our supplemental defined benefit plan payments to retirees totaled $10 million in 2010.

The postretirement benefit plan is not subject to minimum regulatory funding requirements. Since the postretirement benefit plans are unfunded, the expected $10 million contribution in 2011 represents the estimated health claims to be paid for plan participants, net of retiree contributions and Medicare subsidies.

At year-end 2010, the plans are expected to make benefit payments and receive Medicare subsidies over the next ten years as follows:

	Pension Benefits		Postretirement Benefits
	Qualified	Supplemental	Benefits	Medicare Subsidies
	(In millions)
2011	$83	$5	$11	$1
2012	86	5	11	1
2013	90	6	11	1
2014	93	4	11	1
2015	96	4	10	1
2016 - 2020	518	14	47	4

Note 10 — Share-Based and Long-Term Incentive Compensation

We have shareholder approved share-based compensation plans that permit awards to key employees and non-employee directors in the form of cash-settled restricted or performance stock units, stock-settled restricted stock units, or options to purchase shares of our common stock. We also have long-term incentives for key employees in the form of fixed value awards that vest over multiple years.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We generally grant awards annually in February, and we use treasury stock to fulfill awards settled in common stock and stock option exercises. A summary of these plans follows:

Cash-settled Restricted or Performance Units

Cash-settled restricted or performance units generally have a three-year term; vest after three years from the date of grant or the attainment of stated ROI based performance goals, generally measured over a three-year period; and are settled in cash as determined on the date of grant. The restricted and performance units provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control.

A summary of activity for 2010 follows:

	Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Current Value
	(In thousands)		(In millions)
Not vested cash-settled units beginning of 2010	2,753	$18
Granted	599	17
Vested	(717)	40
Forfeited	(8)	23

Not vested cash-settled units at year-end 2010	2,627	12	$56

Not vested cash-settled units at year-end 2010 subject to:
Time vesting requirements	898		$19
Performance requirements	1,729		37

	2,627		$56

Unrecognized share-based compensation expense related to non-vested cash-settled restricted and performance units was $18 million at year-end 2010 share price of $21 per share. We expect to recognize this cost over a weighted average period of two years. The fair value of units vested and to be settled in cash, including accrued dividends of $2 million, was $40 million at year-end 2010, of which $14 million is included in other current liabilities and $26 million in long-term liabilities. The fair value of awards settled in cash was $18 million in 2010.

Stock-settled Restricted Stock Units

Stock-settled restricted stock units generally vest after three years from the date of the grant upon attainment of stated ROI-based performance goals. There is no accelerated vesting upon retirement for these awards and cumulative dividends on these awards will be paid at the time of vesting if the stated ROI-based performance goals are met.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A summary of activity for 2010 follows:

	Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Current Value
	(In thousands)		(In millions)
Not vested stock-settled restricted units beginning of 2010	—	$—
Granted	369	20
Vested	—	—
Forfeited	—	—

Not vested stock-settled restricted units at year-end 2010	369	20	$8

Unrecognized share-based compensation expense related to non-vested stock-settled restricted units was $5 million at year-end 2010. We expect to recognize this cost over a weighted average period of two years.

Stock Options

Stock options have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control. Options are granted with an exercise price equal to the market value of our common stock on the date of grant.

A summary of activity for 2010 follows:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Current value less exercise price)
	(In thousands)		(In years)	(In millions)
Outstanding beginning of 2010	7,317	$15
Granted	629	17
Exercised	(487)	11
Forfeited	(43)	19
Outstanding year-end 2010	7,416	15	6	$45

Exercisable year-end 2010	4,590	16	5	$24

The intrinsic value of options exercised was $5 million in 2010. Unrecognized share-based compensation expense related to non-vested stock option awards was $5 million at year-end 2010. We expect to recognize this cost over a weighted average period of three years.

We estimated the fair value of the options granted using the Black-Scholes-Merton option-pricing model and the following assumptions:

For the Year 2010
Expected dividend yield	3.2%
Expected stock price volatility	66.6%
Risk-free interest rate	3.2%
Expected life of options in years	8
Weighted average estimated fair value of options at grant date	$10.23

The expected dividend yield is calculated based on our historical annual dividend payments. The expected stock price volatility is based on historical prices of our common stock for a period corresponding to the expected life of

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

the options with appropriate consideration given to current conditions and events. The risk-free interest rate is based on U.S. Treasury securities in effect at the date of the grant of the stock options. The expected life of options is based on historical experience. We use historical data to estimate pre-vesting forfeitures stratified into two groups based on job level.

Fixed Value Cash Awards

Long-term incentive compensation expense is related to $18 million of fixed value cash awards that were granted to employees in February and August 2009. These awards are not tied to our stock price. The fixed value cash awards generally vest over periods from three to six years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control.

Unrecognized long-term incentive compensation expense related to fixed value cash awards was $8 million at year-end 2010. We expect to recognize this cost over a weighted average period of three years. At year-end 2010, accrued long-term incentive compensation included in other long-term liabilities was $10 million.

Share-Based and Long-Term Incentive Compensation Expense

Share-based and long-term incentive compensation expense (income) consists of:

For the Year 2010
(In millions)
Cash-settled restricted or performance stock units	$20
Stock-settled restricted stock units	2
Stock options	6

Total share-based compensation expense	28
Fixed value cash awards	5

Total share-based and long-term incentive compensation expense	$33

Share-based and long-term incentive compensation expense is included in:

For the Year 2010
(In millions)
Cost of sales	$4
Selling expense	1
General and administrative expense	28

$33

The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was $3 million in 2010.

Unrecognized share-based and long-term incentive compensation for all awards not vested was $36 million at year-end 2010. We expect to recognize this cost over a weighted-average period of two years.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 11 — Other Operating Income (Expense)

For the Year 2010
(In millions)
Alternative fuel mixture tax credits, net of costs	$10
Costs and asset impairments, primarily related to box plant transformation	(26)
Loss on sale or retirement of operating property and equipment	(5)
Equity in earnings of joint ventures	3

$(18)

The Internal Revenue Code allowed for an excise tax credit for alternative fuel mixtures produced for sale or for use in a trade or business, which expired on December 31, 2009. In 2009, we generated and claimed alternative fuel mixture tax credits of $228 million, of which we recognized $218 million and provided a $10 million reserve due to an uncertainty in the tax law regarding whether a portion of the alternative fuel we used would qualify for the tax credit. In 2010, the Internal Revenue Service clarified this uncertainty allowing us to recognize the $10 million previously reserved.

We continue our efforts to enhance return on investment by lowering costs, improving operating efficiencies, and increasing asset utilization. As a result, we continue to review operations that are unable to meet return objectives and determine appropriate courses of action, including possibly consolidating and closing facilities. In connection with the second phase of our box plant transformation, in 2010, we closed our Santa Fe Springs, California sheet plant and our Phoenix, Arizona; Evansville, Indiana; and Scranton, Pennsylvania box plants. In addition, we announced the closure of our Carol Stream, Illinois box plant, which is expected to close in second quarter 2011. In connection with box plant transformation activities, we recognized asset impairment charges of $14 million, severance and other employee costs of $2 million, and other transformation related costs of $9 million.

Activity within our accruals for exit costs was:

For the Year 2010
(In millions)
Beginning of year	$—
Additions related to involuntary employee terminations	2
Cash payments related to involuntary employee terminations	(2)

Balance at year-end	$—

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12 — Income Taxes

Income tax benefit (expense) on income before taxes consists of:

For the Year 2010
(In millions)
Current tax provision:
U.S. Federal	$13
Foreign, state and other	(13)

—

Deferred tax provision:
U.S. Federal	32
Foreign, state and other	8

40

Income tax benefit (expense)	$40

Income taxes paid, net	$(16)

Income before taxes consists of:

For the Year 2010
(In millions)
U.S.	$122
Non-U.S.	6

$128

A reconciliation of income taxes at the federal statutory rate and income tax benefit (expense) on income before taxes follows:

For the Year 2010
(In millions)
Taxes at federal statutory rate	$(45)
Cellulosic biofuel producer credits	83
Impact of Patient Protection and Affordable Care Act on Medicare Part D retiree drug subsidy program	(3)
Domestic production activities deduction	6
Other	(1)

$40

In 2010, the IRS provided clarification to the effect that black liquor, a by-product of the paper making process, produced and used as a fuel in 2009 by a registered producer qualifies for the $1.01 per gallon taxable, non-refundable cellulosic biofuel producer credit. This credit may be used to offset federal income taxes payable, subject to certain limitations. Our registration as a producer of cellulosic biofuel was approved on August 16, 2010. The IRS also clarified that cellulosic biofuel produced before registration may be claimed and that a producer may not claim both the cellulosic biofuel producer credit and the alternative fuel mixture tax credit for the same volume of black liquor. However, both alternative fuel mixture tax credits and cellulosic biofuel producer credits can be claimed in the same taxable year for different volumes of black liquor. As a result, in 2010 we recognized an income tax benefit of $83 million related to cellulosic biofuel producer credits that we earned on black liquor produced and used in 2009 prior to our producing an alternative fuel mixture.

In 2010, we also recorded a one-time tax expense of $3 million due to the elimination of the tax deduction for drug expenses reimbursed under the Medicare Part D subsidy program.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Significant components of deferred taxes are:

At Year-End 2010
(In millions)
Deferred Tax Liabilities:
Property, equipment, and intangible assets	$(358)
Deferred gain on sale of timberland	(819)
U.S. taxes on unremitted foreign earnings	(22)

(1,199)

Deferred Tax Assets:
Alternative minimum tax credits	281
Cellulosic biofuel producer credits	30
Foreign and state net operating loss carry-forwards	20
Pension and postretirement benefits	167
Employee benefits	61
Accruals not deductible until paid	39
Other	25

Gross deferred tax assets	623
Less valuation allowance	(16)

607

Net Deferred Tax Liability	$(592)

The net deferred tax liability is classified on our balance sheet as follows:

At Year-End 2010
(In millions)
Current deferred tax assets	$108
Non-current deferred tax liabilities	(700)

Net deferred tax liability	$(592)

Our deferred taxes on timberlands and our alternative minimum tax credits primarily relate to the gain on the sale of our strategic timberland, which was deferred for income tax purposes. Our alternative minimum tax credits can be carried forward indefinitely. Our cellulosic biofuel producer credits will expire in 2015. Our foreign and state net operating loss carry-forwards and credits will expire from 2011 through 2028. A valuation allowance is provided for certain of these foreign and state net operating loss carry-forwards and credits. The decrease in the valuation allowance in 2010 was primarily due to the release of allowance on state net operating loss carry-forwards, which we now expect to utilize.

We file U.S. federal income tax returns and income tax returns in various states and foreign jurisdictions. In 2009, the Internal Revenue Service opened an examination of our 2006 through 2008 income tax returns. This examination is proceeding. We are no longer subject to examination by state or foreign tax authorities for years before 2000. We have various income tax audits in process at year-end 2010, and we do not expect that the resolution of these matters will have a significant effect on our earnings or financial position.

A reconciliation of unrecognized tax benefits follows:

For the Year 2010
(In millions)
Beginning of year	$108
Additions based on tax positions related to the current year	—
Reductions for tax positions of prior years	(1)

Balance at year-end	$107

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Of the $107 million of unrecognized tax benefits at year-end 2010, $95 million would affect our effective tax rate if recognized. Interest accrued related to unrecognized tax benefits is included in income tax expense. Unrecognized tax benefits include approximately $3 million of accrued interest and no penalties. We do not expect material changes to our tax reserve during the next 12 months.

Note 13 — Litigation

We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business and believe that adequate reserves have been established for any probable losses. Expenses related to litigation are included in operating income.

On September 9, 2010, we were one of eight containerboard producers named as defendants in a class action complaint that alleged a civil violation of Section 1 of the Sherman Act. The suit is captioned Kleen Products LLC v. Packaging Corp. of America (N.D. Ill.). The complaint alleges that the defendants, beginning in August 2005, conspired to limit the supply and thereby increase prices of containerboard products. The alleged class is all persons who purchased containerboard products directly from any defendant for use or delivery in the United States during the period August 2005 to the present. The complaint seeks to recover an unspecified amount of treble actual damages and attorney’s fees on behalf of the purported class. Four similar complaints were filed and have been consolidated in the Northern District of Illinois. We strongly dispute the allegations made against us and intend to defend vigorously against this litigation. However, because this action is in its preliminary stages, we are unable to predict an outcome or estimate a range of reasonably possible loss.

In addition, in 2010 we closed our Phoenix, Arizona box plant. Certain of the plant’s employees participated in a multi-employer pension plan. We may incur a claim for additional contributions due to the plan’s unfunded pension obligations. At this time we are unable to predict if such a claim will be made and if so, the amount that might be claimed.

We do not believe that the outcome of any of these proceedings should have a significant adverse effect on our financial position, long-term results of operations, or cash flows. It is possible however that charges related to these matters could be significant to our results or cash flows in any one accounting period.

Note 14 — Commitments and Other Contingencies

We lease manufacturing and other facilities and equipment under operating lease agreements. Future minimum rental commitments under non-cancelable operating leases having a remaining term in excess of one year are:

	For the Year
	2011	2012	2013	2014	2015	Thereafter
	(In millions)
Future minimum rental commitments	$37	$28	$22	$12	$20	$42

Total rent expense was $48 million in 2010. In 2007, we recorded an impairment charge related to a long-term operating lease. This charge did not affect our continuing obligations under the lease, including paying rent and maintaining the equipment. The present value of the future payments is included on our balance sheet, of which $7 million is included in current liabilities and $41 million in other long-term liabilities at year-end 2010.

We also lease two production facilities under sale-lease back transactions with two municipalities. The municipalities purchased the production facilities from us in 1992 and 1995 for $188 million, our carrying value, and we leased the facilities back from the municipalities under capital lease agreements, which expire in 2022 and

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2025. Concurrently, we purchased $188 million of interest-bearing bonds issued by these municipalities. The bonds have terms that are identical to the lease terms, are secured by payments under the capital lease obligations, and the municipalities are obligated only to the extent the underlying lease payments are made by us. The interest rates implicit in the leases are the same as the interest rates on the bonds. As a result, the present value of the capital lease obligations is $188 million, the same as the principal amount of the bonds. Because there is no legal right of offset, the bonds are included in other assets at their cost of $188 million and the $188 million present value of the capital lease obligations are included in other long-term liabilities. The implicit interest expense on the leases and the interest income on the bonds are included in other non-operating income (expense). There is no net effect from these transactions as we are in substance both the obligor on, and the holder of, the bonds.

At year-end 2010, we had unconditional purchase obligations, principally for sawtimber, pulpwood, gypsum, and to a lesser extent major capital expenditures, aggregating $1.5 billion that will be paid over the next twenty-two years. This includes $1.1 billion related to fiber supply agreements for pulpwood and sawtimber. These purchase obligations are valued using minimum required purchase commitments at year-end 2010 market prices. However, our actual purchases may exceed our minimum commitments and will be at the then current market prices. Through year-end 2010, our purchases under these contracts have exceeded the minimum requirements. As a result, we have no liability for unfulfilled commitments.

In connection with our Del-Tin joint venture operation, we have guaranteed debt of $15 million at year-end 2010. Generally we would fund this guarantee for lack of specific performance by the joint venture, such as non-payment of debt.

Note 15 — Derivative Instruments and Variable Interest Entities

From time to time we use commodity derivative instruments to mitigate our exposure to changes in product pricing and manufacturing costs. These instruments cover a small portion of our volume. At year-end 2010, we did not have any significant commodity derivative instruments.

In 1999, we entered into an agreement to lease particleboard and medium density fiberboard facilities in Mt. Jewett, Pennsylvania. The lease is for 20 years and includes fixed price purchase options in 2014 and at the end of the lease. The option prices were intended to approximate the estimated fair values of the facilities at those dates and do not represent a guarantee of the facilities’ residual values. After exhaustive efforts, we were unable to determine whether the lease is with a variable interest entity or if there is a primary beneficiary because the unrelated third-party lessor will not provide the necessary financial information. We account for the lease as an operating lease, and at year-end 2010 our financial interest was limited to our obligation to make the remaining $109 million of contractual lease payments, approximately $12 million per year. In 2007, we recorded an impairment charge for the portion of the long-term operating lease related to the particleboard facility. As a result, $48 million of our future operating lease payments are included on our balance sheet at year-end 2010.

Note 16 — Fair Values and Fair Value Measurements of Financial Instruments

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1	—	Observable inputs such as quoted prices in active markets

Level 2	—	Inputs, other than quoted prices in active markets, which are observable either directly or indirectly

Level 3	—	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach	—	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Cost approach	—	Amount that would be required to replace the service capacity of an asset (replacement cost).

Income approach	—	Techniques to convert future amounts to a single present amount based on market expectations (including present-value techniques, option-pricing and excess earning models).

We elected not to use the fair value option for cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities, long-term debt, and financial assets and nonrecourse financial liabilities of special purpose entities. With the exception of long-term debt, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates.

Information about our fixed rate long-term debt that is not measured at fair value follows:

	At Year-End 2010
	Carrying Value	Fair Value	Valuation Technique
Financial Liabilities
Fixed rate, long-term debt	$540	$577	Level 2 - Market approach

Differences between carrying value and fair value of our long-term debt are primarily due to instruments that provide fixed interest rates or contain fixed interest rate elements. Inherently, such instruments are subject to fluctuations in fair value due to subsequent movements in interest rates. At year-end 2010, we had guaranteed joint venture obligations principally related to fixed-rate debt instruments and letters of credit totaling $15 million. The estimated fair value of these guarantees is not significant.

Note 17 — Earnings per Share

We compute earnings per share by dividing income by weighted average shares outstanding using the following:

For the Year 2010
(In millions)
Earnings for basic and diluted earnings per share:
Net income	$168
Less: Distributed and undistributed amounts allocated to participating securities	(1)

167
Less: Net income attributable to non-controlling interest of special purpose entities	—

Net income available to common shareholders	$167

Weighted average shares outstanding:
Weighted average shares outstanding — basic	107.9
Dilutive effect of stock options	1.6

Weighted average shares outstanding — diluted	109.5

Participating securities include unvested cash-settled restricted stock units issued to employees that contain non-forfeitable rights to dividends. These units are scheduled to vest in first quarter 2011.

At year-end 2010, 1,347,308 stock options outstanding held by our employees and 279,112 stock options outstanding held by employees of spun-off entities were not included in the computation of diluted earnings per share because they were anti-dilutive.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Certain employees of our spun-off entities participated in our employee stock option program. Following the spin-offs, these employees retained stock option rights associated with our stock. These stock options will remain a consideration in our dilutive effect of stock options until they are exercised, cancelled or expire. Information regarding options held by employees of spun-off entities follows:

At Year-End 2010
(Shares in thousands)
Options held	438
Options exercisable	422
Weighted average exercise price	$19
Weighted average remaining contractual term (in years)	5

Note 18 — Segment Information

We have two business segments: corrugated packaging and building products. Corrugated packaging manufactures linerboard, corrugating medium, and white-top linerboard (collectively referred to as containerboard), that we convert into corrugated packaging and light-weight gypsum facing paper. Building products manufactures a variety of building products.

We evaluate segment performance based on operating income before items not included in segments and income taxes. Items not included in segments represent items managed on a company-wide basis and include corporate general and administrative expense, share-based and long-term incentive compensation, other operating and non-operating income (expense), and interest expense. Other operating income (expense) includes gain or loss on sale of assets, asset impairments, and unusual income or expense. The accounting policies of the segments are the same as those described in the accounting policy notes to the financial statements. Intersegment sales are recorded at market prices. Intersegment sales and business support expense allocations are netted in costs and expenses.

	Corrugated Packaging	Building Products	Items Not Included in Segments and Eliminations		Total
	(In millions)
For the year or at year-end 2010:
Revenues from external customers	$3,153	$646	$—		$3,799
Depreciation and amortization	143	41	9		193
Equity income from joint ventures	—	3	—		3
Income (loss) before taxes	333	(19)	(186	) (a)	128
Total assets	2,475	532	2,902		5,909
Investment in joint ventures	2	24	—		26
Goodwill	265	129	—		394
Capital expenditures	202	23	8		233

(a)	Items not included in segments consist of:

For the Year 2010
(In millions)
General and administrative expense	$(70)
Share-based and long-term incentive compensation	(33)
Other operating income (expense)	(16)
Other non-operating income (expense)	(1)
Net interest income on financial assets and nonrecourse financial liabilities of special purpose entities	(15)
Interest expense on debt	(51)

$(186)

Other operating income (expense) applies to:
Corrugated packaging	$(15)
Building products	—
Unallocated	(1)

$(16)

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues and property and equipment based on geographic location were:

For the Year 2010
(In millions)
Revenues from external customers:
United States	$3,571
Mexico	228

$3,799

At Year-End 2010
(In millions)
Property and Equipment:
United States	$1,596
Mexico	31

$1,627

Note 19 — Summary of Quarterly Results of Operations (Unaudited)

Selected quarterly financial results for 2010 follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share)
2010
Total revenues	$905	$976	$966	$952
Gross profit	$80	$123	$153	$130
Net income (loss) attributable to Temple-Inland Inc. (a)	$(4)	$20	$125	$27
Earnings per share:
Basic	$(0.04)	$0.19	$1.15	$0.25
Diluted	$(0.04)	$0.18	$1.13	$0.24

(a)	Net income attributable to Temple-Inland Inc. includes the following items:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions)
Other operating income (expense):
Alternative fuel mixture tax credits, net of related costs	$10	$—	$—	$—
Costs and asset impairments, primarily related to box plant transformation	(10)	(2)	(5)	(9)

	$—	$(2)	$(5)	$(9)

Other non-operating income (expense):
Loss on purchase and retirement of debt	$—	$—	$—	$(1)

Note 20 — Subsequent Events

On February 4, 2011, our Board of Directors declared a quarterly dividend of $0.13 per share payable on March 15, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Temple-Inland Inc.:

We have audited the accompanying consolidated balance sheet of Temple-Inland Inc. and subsidiaries as of January 1, 2011 and the related consolidated statement of income, shareholders’ equity, and cash flows for the year ended January 1, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Temple-Inland Inc. and subsidiaries at January 1, 2011, and the consolidated results of their operations and their cash flows for the year ended January 1, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Austin, Texas

February 22, 2011